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                                                                      EXHIBIT 11



                            UUNET TECHNOLOGIES, INC.
        COMPUTATION OF NET INCOME (LOSS) PER COMMON AND EQUIVALENT SHARE
                    (in thousands, except per share amounts)
                                  (Unaudited)


                                                                                     THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                   -------------------------
                                                                                      1996           1995
                                                                                    ---------    -----------
        Net income (loss)                                                               $233         ($263)
                                                                                    ---------    -----------

        Shares used in share computation -
          Common Stock shares outstanding (weighted average)                          32,146         10,650
          Common Stock issuable upon conversion of
            Preferred Stock (weighted average)                                           ---         11,630
          Treasury stock effect of stock options                                       1,290            ---
          Treasury stock effect of Common Stock and
            equivalents issued within one year of the public
            offering at prices less than the public offering price                       ---          3,494
                                                                                    ---------    -----------
              Shares used in computation                                              33,436         25,774
                                                                                    ---------    -----------
        Net income (loss) per common and
          equivalent share                                                             $0.01         ($0.01)
                                                                                    =========    ===========